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                                                                   Exhibit 10.36



                               THERMA-WAVE, INC.

                          LOAN AND SECURITY AGREEMENT

     This Loan And Security Agreement is entered into as of March 28, 2001, by and between Comerica Bank-California ("Bank") and THERMA-WAVE, INC. ("Borrower") (this "Agreement").

                                   RECITALS

     Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

                                   AGREEMENT

     The parties agree as follows:

1.   Definitions and Construction.

     1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

     "Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

     "Advance" or "Advances" means a cash advance or cash advances made, or Letters of Credit issued, under the Revolving Facility.

     "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

     "Bank Expenses" means all: reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

     "Borrower's Books" means all of Borrower's books and records including: ledgers; records concerning Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

     "Borrowing Base" means an amount equal to eighty percent (80%) of Eligible Accounts.

     "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

     "Change in Control" shall mean a transaction in which any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such "person" or "group" to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

     "Closing Date" means the date of this Agreement.

     "Code" means the California Uniform Commercial Code.

     "Collateral" means the property described on Exhibit A attached hereto.
                                                  ---------

     "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

     "Copyrights" means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

     "Credit Extension" means each Advance, Letter of Credit or any other extension of credit by Bank for the benefit of Borrower hereunder.

     "Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Obligations under this Agreement, including all Indebtedness that is payable upon demand or within one year from the date of determination thereof.

     "Daily Balance" means the amount of the Obligations owed at the end of a given day.

     "Eligible Accounts" means those Accounts that arise in the ordinary course of Borrower's business that are due within not more than sixty (60) days from invoice date and that comply with all of Borrower's representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

          (a)  Accounts that the account debtor has failed to pay within ninety
(90) days of invoice date (provided that the account debtor shall have up to 180 days from invoice date to pay on that portion of Accounts (such portion not to exceed $3,000,000 in the aggregate) retained by an account debtor pending acceptance of the product shipped giving rise to the Account as long as the original balance of such Account has not been outstanding for more than ninety
(90) days);

          (b) Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

          (c) Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

          (d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;
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          (e)  Accounts with respect to which the account debtor is an Affiliate of Borrower;

          (f) Accounts with respect to which the account debtor does not have its principal place of business in the United States, other than Eligible Foreign Accounts;

          (g) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States;

          (h) Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

          (i) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty percent (20%) of all Accounts, to the extent such obligations exceed the aforementioned percentage;

          (j) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

          (k) Accounts the collection of which Bank reasonably determines to be doubtful.

     "Eligible Foreign Accounts" means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that (i) are supported by credit insurance or one or more letters of credit in an amount and of a tenor, and issued by an insurer or a financial institution, respectively, acceptable to Bank, or (ii) that Bank approves on a case-by-case basis.

     "Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

     "Event of Default" has the meaning assigned in Article 8.

     "GAAP" means generally accepted accounting principles as in effect from time to time.

     "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

     "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

     "Intellectual Property" means all of Borrower's right, title, and interest in and to the following:

          (a)  Copyrights, Trademarks and Patents;

          (b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

          (c)  Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;
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          (d)  Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

          (e) All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

          (f) All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

          (g) All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

     "Interest Period" means for each LIBOR Rate Advance, a period thirty (30), sixty (60), ninety (90) and one hundred eighty (180) days, as Borrower may elect, provided that the last day of an Interest Period for a LIBOR Rate Advance shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, provided, further, in all cases such period shall expire not later than the applicable Revolving Maturity Date.

     "Inventory" means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

     "Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

     "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

     "Letter of Credit" means a letter of credit issued under this Agreement.

     "LIBOR Base Rate" means, for any Interest Period for a LIBOR Rate Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) three (3) Business Days before the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

     "LIBOR Rate" shall mean, for any Interest Period for a LIBOR Rate Advance, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the LIBOR Base Rate for such Interest Period divided by (ii) 1 minus the Reserve Requirement for such Interest Period.

     "LIBOR Rate Advances" means any Advances made or a portion thereof on which interest is payable based on the LIBOR Rate in accordance with the terms hereof.

     "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

     "Letter of Credit" means a letter of credit issued under this Agreement.

     "Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into between Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.

     "Material Adverse Effect" means a material adverse effect on (i) the business operations, financial or other condition of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank's security interest in the Collateral.

     "Negotiable Collateral" means all of Borrower's present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower's Books relating to any of the foregoing.

     "Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

     "Patents" means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

     "Periodic Payments" means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

     "Permitted Indebtedness" means:

          (a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

          (b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

          (c) Indebtedness with respect to capital lease obligations or Indebtedness secured by a lien described in clause (c) of the defined term "Permitted Liens," provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and provided further that such Indebtedness does not exceed Twenty Million Dollars ($20,000,000) outstanding in the aggregate during any year;

          (d)  Subordinated Debt; and

          (e) Extensions, renewals, refundings, refinancings, modifications, amendments and restatements of any of the items of Permitted Indebtedness (a) through (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower.

     "Permitted Investment" means:

          (a) Investments existing on the Closing Date disclosed in the Schedule;

          (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor's Corporation or Moody's Investors Service, (iii) certificates of deposit maturing no more than two (2) years from the date of investment therein issued by Bank and (iv) Bank's money market accounts;

          (c) Investments in the form of loans to other Persons or guaranties by Borrower for the benefit of any Person or Investments in Subsidiaries, in an aggregate amount outstanding not to exceed Four Million Dollars ($4,000,000); and

          (d) Investments permitted pursuant to Borrower's investment policy in the form presented to Bank as of the Closing Date, as amended from time to time with the consent of Borrower's Board of Director's upon notice to Bank.

     "Permitted Liens" means the following:
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          (a)  Any Liens existing on the Closing Date and disclosed in the
Schedule;

          (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings;

          (c) Liens (i) upon or in any equipment acquired, leased or held by Borrower or any of its Subsidiaries to secure the purchase price or lease amount of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

          (d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

          (e) Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons or entities incurred in the ordinary course of business and imposed without action of such parties; and

          (f) Liens incurred or deposits made in the ordinary course of Borrower's business in connection with worker's compensation, unemployment insurance, social security and other like laws.

     "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

     "Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

     "Prime Rate Advances" means any Advances made or a portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

     "Quick Assets" means, at any date as of which the amount thereof shall be determined, the unrestricted cash and cash-equivalents, accounts receivable and unrestricted investments with maturities not to exceed one year, of Borrower determined in accordance with GAAP.

     "Reserve Requirement" means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of "LIBOR Base Rate" or (ii) any category of extensions of credit or other assets which include Advances.

     "Responsible Officer" means each of the Chief Executive Officer, the Director of Corporate Finance, the Chief Financial Officer and the Controller of Borrower.

     "Revolving Facility" means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1.1 hereof.

     "Revolving Line" initially means Credit Extensions of up to Ten Million Dollars ($10,000,000).

     "Revolving Maturity Date" means March 28, 2004.

     "Schedule" means the schedule attached hereto, if any.

     "Subordinated Debt" means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified in writing as being such by Borrower and Bank).

     "Subsidiary" means any corporation or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity shall, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

     "Tangible Net Worth" means at any date as of which the amount thereof shall be determined, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of Borrower and its Subsidiaries minus intangible assets, plus Subordinated Debt, on a consolidated basis determined in accordance with GAAP.

     "Total Liabilities" means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP, be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness.

     "Trademarks" means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

     1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

2.   Loan And Terms Of Payment.

     2.1  Credit Extensions.

          Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

          2.1.1     Revolving Advances.

                    (a) Advance Amounts. Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) minus the aggregate face amount of outstanding Letters of Credit, including any drawn but unreimbursed Letters of Credit. At any time when the aggregate outstanding Credit Extensions exceed $7,500,000, or would exceed $7,500,000 after giving effect to a request for a Credit Extension, Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of
(i) the Revolving Line or (ii) the Borrowing Base, in each case minus the aggregate face amount of outstanding Letters of Credit, including any drawn but unreimbursed Letters of Credit. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1.1 may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1.1 shall be immediately due and payable.

                    (b) Borrowing Procedure. Whenever a Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 11:00 a.m. California time, on the Business Day that a Prime Rate Advance is to be made, and noon California time on the Business Day that is three (3) Business Days prior to the Business Day on which a LIBOR Rate Advance is made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B-1 or Exhibit B-2 hereto. Bank is
                                  -----------    -----------
authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1.1 to Borrower's deposit account, as specified by Borrower.

                    Each such notice shall specify:

                         (i)   the date such Advance is to be made, which shall
be a Business Day;

                         (ii)  the amount of such Advance;

                         (iii) whether such Advance is to be a Prime Rate
Advance or a LIBOR Rate Advance; and

                         (iv)  if the Advance is to be a LIBOR Rate Advance, the
Interest Period for such Advance;

     Each written request for an Advance, and each confirmation of a telephone request for such an Advance, shall be in substantially the form of Exhibit B-1
                                                                   -----------
or Exhibit B-2 hereto executed by Borrower.
   -----------

                    (c) Prime Rate Advances. The outstanding principal balance of each Prime Rate Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed), at a floating rate per annum equal to the Prime Rate. Borrower shall pay the entire outstanding principal amount of each Prime Rate Advance on the Revolving Maturity Date.

                    (d) LIBOR Rate Advances. Each LIBOR Rate Advance shall be in an amount of not less than One Million Dollars ($1,000,000). The outstanding principal balance of each LIBOR Rate Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed) at a rate per annum equal to the LIBOR Rate plus One and One Half Percent (1.5%) for such LIBOR Rate Advance. Unless converted or continued pursuant to Section 2.5, the entire outstanding principal amount of each LIBOR Rate Advance shall be due and payable on the earlier of (i) the last day of the LIBOR Rate Interest Period for such LIBOR Rate Advance, and (ii) the Revolving Maturity Date. At no time may the outstanding LIBOR Rate Advances be subject to more than four LIBOR Rate Interest Periods.

                    (e) Prepayment of the Advances. Borrower may at any time prepay any Prime Rate Advance or any LIBOR Rate Advance, in full or in part. Each partial prepayment for a LIBOR Rate Advance shall be in an amount not less than One Hundred Thousand Dollars ($100,000). Each prepayment shall be made upon the irrevocable written or telephone notice of Borrower received by Bank not later than 10:00 a.m. California time on the date of the prepayment of a Prime Rate Advance, and not less than three (3) Business Days prior to the date of the prepayment of a LIBOR Rate Advance. The notice of prepayment shall specify the date of the prepayment, the amount of the prepayment, and the Advance or Advances prepaid. Each prepayment of a LIBOR Rate Advance shall be accompanied by the payment of accrued interest on the amount prepaid and any amount required by Section 2.6.

          2.1.2     Letters of Credit.

                    (a) Subject to the terms and conditions of this Agreement, Bank agrees to issue or cause to be issued Letters of Credit for the account of Borrower in an aggregate outstanding amount of undrawn plus drawn but unreimbursed Letters of Credit not to exceed the Revolving Line minus the then outstanding principal balance of the Advances; provided the aggregate face amount of such Letters of Credit shall not in any case exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) in aggregate. All Letters of Credit shall be, in form and substance, acceptable to Bank in its reasonable discretion and shall be subject to the terms and conditions of Bank's form of standard application and letter of credit agreement, including Bank's fee of one percent (1.0%) for the issuance of each Letter of Credit, payable on the date of issuance of such Letter of Credit and on each anniversary of such date of issuance. No Letter of Credit may have an expiration date that is later than the Revolving Maturity Date, unless such Letter of Credit is cash secured by Borrower or is made under this facility, in each case on terms acceptable to Bank. All amounts actually paid by Bank in respect of a Letter of Credit shall, when paid, constitute an Advance.

                    (b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit.

     2.2  Interest Rates, Payments, and Calculations.

               (a) Interest Rates Except as set forth in Section 2.2(b), the Advances shall bear interest, on the outstanding daily balance thereof, at the rates specified in Section 2.1.1.

               (b) Default Rate. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of an Event of Default.

               (c) Payments. Interest hereunder shall be due and payable on the first (1/st/) calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower's deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. Bank shall deliver to Borrower statements of account in the ordinary course of business.

               (d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.

     2.3 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

     2.4  Fees. Borrower shall pay to Bank the following:

               (a) Facility Fees. On the Closing Date and on each anniversary thereof, a fee equal to one tenth of one percent (0.10%) of the Revolving Line and, on the last day of each fiscal quarter, a non-utilization fee equal to thirty-seven and one-half one-hundredths of one percent (0.375%) of the difference between the Revolving Line and the average Daily Balance during that quarter;

               (b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys' fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys' fees and expenses, as and when they become due.

     2.5  Conversion/Continuation of Advances.

               (a) Borrower may from time to time submit in writing a request that Prime Rate Advances be converted to LIBOR Rate Advances or that any existing LIBOR Rate Advances continue for an additional Interest Period. Such request shall specify the amount of the Prime Rate Advances which will constitute LIBOR Rate Advances (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Advances. Each written request for a conversion to a LIBOR Rate Advance or a continuation of a LIBOR Rate Advance shall be substantially in the form of a Libor Rate Conversion/Continuation Certificate as set forth on Exhibit B-2, which shall be
                                                    -----------
duly executed by a Responsible Officer. Subject to the terms and conditions contained herein, three (3) Business Days after Bank's receipt of such a request from Borrower, such Prime Rate Advances shall be converted to LIBOR Rate Advances or such LIBOR Rate Advances shall continue, as the case may be provided that:

                    (i) no Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists;

                    (ii) no party hereto shall have sent any notice of termination of the Agreement;

                    (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower's requests for LIBOR Rate Advances;

                    (iv) the amount of a LIBOR Rate Advance shall be $1,000,000 or such greater amount which is an integral multiple of $100,000; and

                    (v) Bank shall have determined that the Interest Period or LIBOR Rate is available to Bank as of the date of the request for such LIBOR Rate Advance.

     Any request by Borrower to convert Prime Rate Advances to LIBOR Rate Advances or continue any existing LIBOR Rate Advances shall be irrevocable. Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Rate Advances.

               (b) Any LIBOR Rate Advances shall automatically convert to Prime Rate Advances upon the last day of the applicable Interest Period, unless Bank has received and approved a complete and proper request to continue such LIBOR Rate Advance at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any LIBOR Rate Advances shall, at Bank's option, convert to Prime Rate Advances in the event that an Event of Default shall occur and be continuing. Borrower shall pay to Bank, upon demand by Bank any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost or expense incurred by such Person, as a result of the conversion of LIBOR Rate Advances to Prime Rate Advances pursuant to any of the foregoing.

     2.6  Additional Requirements/Provisions Regarding LIBOR Rate Advances.

               (a) If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Rate Advance prior to the last day of the Interest Period for such LIBOR Rate Advance, Borrower shall on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period or term exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period or term at the interest rate determined by Bank.


               (b) Borrower shall pay to Bank, upon demand by Bank, from time to time such amounts as Bank may reasonably determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any change in applicable law (a "Regulatory Change") that:

                    (i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank; or

                    (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Bank (including any Advances or any deposits referred to in the definition of "LIBOR Base Rate"); or

                    (iii) imposes any other material condition affecting this Agreement (or any of such extensions of credit or liabilities).

               (c) Bank will notify Borrower of any event occurring after the date of the Agreement which will entitle Bank to compensation pursuant to this section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 2.6. Borrower shall pay to Bank, upon the request of Bank, such amount or amounts as shall be sufficient (in the sole good faith opinion of Bank) to compensate it for any reasonable loss, costs or expense incurred by it as a result of any failure by Borrower to borrow a LIBOR Rate Advance on the date for such borrowing specified in the relevant notice of borrowing hereunder.

               (d) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a "Parent") as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within 15 days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction.

               (e) If at any time Bank, in its sole and absolute discretion, determines that: (i) the amount of the LIBOR Rate Advances for periods equal to the corresponding Interest Periods or any other period are not available to Bank in the offshore currency interbank markets, or (ii) the LIBOR Rate does not accurately reflect the cost to Bank of lending the LIBOR Rate Advance, then Bank shall promptly give notice thereof to Borrower, and upon the giving of such notice Bank's obligation to make the LIBOR Rate Advances shall terminate, unless Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Rate Advances. If it shall become unlawful for Bank to continue to fund or maintain any Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to
Section 2.6(a).

     2.7 Additional Costs. In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority:

               (a) subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank;

               (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

               (c) imposes upon Bank any other condition with respect to its performance under this Agreement, and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Obligations, Bank shall notify Borrower thereof. Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank's calculation thereof, all in reasonable detail.

     2.8 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3.   Conditions Of Loans.

     3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:

               (a)  this Agreement;

               (b) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement; and

               (c)  a financing statement (Form UCC-1);

               (d)  a Compliance Certificate in the form of Exhibit C attached
                                                            ---------
hereto;

               (e)  an agreement to provide insurance in the form of Exhibit E
                                                                     ---------
attached hereto; and

               (f) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

     3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

               (a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

               (b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2(b).

4.   CREATION OF SECURITY INTEREST.

     4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

     4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

     4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, as a condition to making any Credit Extensions and thereafter from time to time, but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.   Representations and warranties.

     Borrower represents and warrants as follows:

     5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified except where the failure to be so qualified and licensed will not have a Material Adverse Effect.

     5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound, which default is reasonably likely to have a Material Adverse Effect.

     5.3 No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens, except for Permitted Liens.

     5.4 Bona Fide Accounts. The Accounts are bona fide existing obligations. The property giving rise to such Accounts has been delivered to the account debtor or to the account debtor's agent for immediate shipment to and unconditional acceptance by the account debtor.

     5.5 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects.

     5.6 Intellectual Property. Borrower is the sole owner of the Intellectual Property, except for (i) non-exclusive licenses granted by Borrower to its customers or other third parties in the ordinary course of business, (ii) the joint ownership rights provided for under one or more joint venture agreements with Applied Materials Incorporated, and (iii) cross-licensing agreements entered into from time to time in connection with strategic relationships approved by Borrower's Board of Directors. To Borrower's best knowledge, each of the Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and except as disclosed in the Schedule no claim has been made that any part of the Intellectual Property violates the rights of any third party. Borrower's rights as a licensee of intellectual property do not give rise to more than twenty percent (20%) of its gross revenue in any given quarter, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower's rights under such agreement.

     5.7 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

     5.8 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision is reasonably likely to have a Material Adverse Effect.

     5.9 No Material Adverse Change in Financial Statements. All consolidated financial statements other than projections related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

     5.10 Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

     5.11 Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that is reasonably likely to have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which is reasonably likely to have a Material Adverse Effect.

     5.12 Environmental Condition. Except as disclosed in the Schedule, none of Borrower's or any Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

     5.13 Taxes. Borrower and each Subsidiary has filed or caused to be filed all material tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein, except those contested in good faith.

     5.14 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

     5.15 Government Consents. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted, the failure to obtain which is reasonably likely to have a Material Adverse Effect.

     5.16 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6.   Affirmative Covenants.

     Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

     6.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries' corporate existence in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify is reasonably likely to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain in force all licenses, approvals and agreements, the loss of which is reasonably likely to have a Material Adverse Effect.

     6.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which is reasonably likely to have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

     6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank: (a) as soon as available, but in any event within forty-five (45) days after the end of each quarter, Borrower's report on Form 10-Q, including Borrower's company prepared financial statements, (b) as soon as available, but in any event within ninety (90) days after the end of Borrower's fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank and Borrower's report on Form 10-K; (c) as soon as available, but in any event within twenty-five (25) days after the end of each quarter, an aged listing in form and substance satisfactory to Bank of Borrower's accounts payable and accounts receivable; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that is reasonably likely to result in damages or costs to Borrower or any Subsidiary of One Million Dollars ($1,000,000) or more; and (e) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

     Within thirty (30) days after the last day of each quarter, Borrower shall deliver to Bank a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto.
                          ---------

     Within fifteen (15) days of the last day of each month in which outstanding Credit Extensions exceed $7,500,000, Borrower shall deliver to Bank a Borrowing Base Certificate in substantially the form of Exhibit D attached hereto,
                                              ---------
together with an aged listing in form and substance satisfactory to Bank of Borrower's accounts payable and accounts receivable.

     6.4 Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than One Million Five Hundred Thousand Dollars ($1,500,000).

     6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

     6.6  Insurance.

               (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower's.

               (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof and all liability insurance policies shall show the Bank as an additional insured, and shall specify that the insurer must give at least twenty
(20) days notice to Bank before canceling its policy for any reason. Upon Bank's request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank at any time any Obligations are outstanding, be payable to Bank to be applied on account of the Obligations.

     6.7 Quick Ratio. Borrower shall maintain, as of the last day of each calendar quarter, a ratio of Quick Assets to Current Liabilities of at least
1.50 to 1.00.

     6.8 Total Liabilities-Tangible Net Worth. Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of Total Liabilities to Tangible Net Worth of not more than 1.00 to 1.00.

     6.9 Tangible Net Worth. Borrower shall maintain, as of the last day of each calendar quarter, a Tangible Net Worth of not less than One Hundred Million Dollars ($100,000,000) plus fifty percent (50%) of net profit after taxes for each quarter after the quarter ending September 30, 2000, without deduction for losses, plus eighty percent (80%) of the proceeds received after September 30, 2000 from the sale or issuance by Borrower of its equity or Subordinated Debt securities

     6.10 Domestic Assets. At all times, the assets to which Borrower has title on a consolidating basis shall constitute not less than eighty percent (80%) of the value of the assets of Borrower and its Subsidiaries on a consolidated basis.

     6.11 Principal Depository. Borrower shall maintain its principal depository, money market and operating accounts with Bank.

     6.12 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.   Negative Covenants.

     Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following:

     7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory, capitalized Inventory and related Equipment in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries; (iii) Transfers of surplus, worn-out or obsolete Equipment; or (iv) other property that Borrower reasonably determines is not necessary or useful for the ordinary operations of Borrower, the disposition of which will not have an adverse effect on the business or operating of Borrower.

     7.2 Change in Business. Suffer a Change of Control, engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto). Borrower will not, without thirty (30) days prior written notification to Bank, relocate its chief executive office.

     7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (collectively, "Merger and Acquisition Activities"). Notwithstanding the foregoing, Borrower may engage in Merger and Acquisition Activities in which (i) such Merger and Acquisition Activities are generally in Borrower's industry,
(ii) Borrower is the surviving entity as a result of such transaction and there is no Change of Control or change in Borrower's chief executive officer and
(iii) the aggregate consideration paid in Merger and Acquisition Activities completed during the term hereof consists of less than Twenty Five Million Dollars ($25,000,000) in cash or obligations to pay money plus other amounts approved by Bank or of Borrower's common stock, provided that Borrower may not engage in any Merger and Acquisition Activity if an Event of Default has occurred and is continuing at the time of such a proposed transaction or if an Event of Default would exist after giving effect to such transaction.

     7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

     7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens. Borrower will not enter into any agreement with any Person other than Bank that prohibits or otherwise restricts Borrower from encumbering any of its property other than restrictions in equipment leases or equipment financing documents on Liens on the specific equipment being leased or financed.

     7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock other than stock splits and other than repurchases of Borrower's stock for consideration in an aggregate amount not to exceed $5,000,000 during the term of this Agreement.

     7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

     7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

     7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

     7.10 Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or similar party other than a fulfillment house unless Bank has received a pledge of the warehouse receipt covering such Inventory. Except for Inventory sold in the ordinary course of business and except for such other locations as Borrower may determine is reasonably necessary for the conduct of its business, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 hereof and such other locations of which Borrower gives Bank prior notice.

     7.11 Compliance. Become an "investment company" or be controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply in any material respect with the Federal Fair Labor Standards Act or violate any law or regulation, which violation is reasonably likely to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

     7.12 Negative Pledge Agreements. Permit the inclusion in any agreement to which it becomes a party or by which it becomes bound of any provision that prohibits or restricts the encumbrance or disposition of Borrower's right or interest in any property, provided this section shall not prohibit such restrictions contained in one or more agreements between Borrower and Applied Materials Technology on technology and products jointly developed by such entities or integrated into any products that Applied Materials Technology integrates into a product that it develops, sells or licenses.

     7.13 Capital Expenditures. Make or become committed to make capital expenditures in excess of Twenty Million Dollars ($20,000,000) in the aggregate during any fiscal year.

8.   Events Of Default.

     Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

     8.1 Payment Default. If Borrower fails to pay, when due, any of the Obligations;

     8.2   Covenant Default.  If Borrower fails to perform any obligation under
Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) Business Days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within such period or cannot after diligent attempts by Borrower be cured within such period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) or other longer period of time as agreed upon by Bank in writing to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be required to be made during such cure period);

     8.3 Material Adverse Effect. If any circumstance arises that has or could reasonably be expected to have a Material Adverse Effect;

     8.4 Attachment. If any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days or in any event not less than five (5) Business Days prior to the date of any proposed sale thereunder, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

     8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within sixty (60) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

     8.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in the right by such third party or parties whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Million Dollars ($2,000,000) or that is reasonably likely to have a Material Adverse Effect;

     8.7 Subordinated Debt. Except for payments to bondholders on the bonds outstanding on the Closing Date, if Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

     8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale to be held by or on behalf of the judgment creditor to satisfy any such judgment or judgments (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

     8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document which is reasonably likely to result in a Material Adverse Effect;

9.   Bank's Rights And Remedies.

     9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default when any Obligations are outstanding, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

               (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 all Obligations shall become immediately due and payable without any action by Bank);

               (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

               (c) Require that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letter of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letters of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit;

               (d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

               (e) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral;

               (f) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

               (g) Dispose of the Collateral in accordance with the Code, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

               (h)  Bank may credit bid and purchase at any public sale; and

               (i) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

     9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default at any time that any Obligations are outstanding, Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to:
(a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts; (b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; and (h) to dispose of the Collateral to the extent permitted under the Code; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4 regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide advances hereunder is terminated.

     9.3 Accounts Collection. Bank may notify any Person owing funds to Borrower of Bank's security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

     9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Facility as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 66 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

     9.5 Bank's Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

     9.6 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

     9.7 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.  Notices.

     Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

     If to Borrower:     THERMA-WAVE, INC.
                         1250 Reliance Way
                         Fremont, CA  94539
                         Attn: Ray Christie
                         Fax:  (510) 226-6834

     If to Bank:         Comerica Bank-California
                         55 Almaden Boulevard, 2nd Floor
                         San Jose, CA 95113
                         Attn: Alan Jepsen
                         FAX:  (408) 556-5889

     The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.  Choice of law and venue; jury trial waiver.

     This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the nonexclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.  General Provisions.

     12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's reasonable discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

     12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between the parties whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

     12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

     12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

     12.5 Amendments in Writing, Integration. This Agreement cannot be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

     12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

     12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                              Therma-Wave, Inc.

                              By:_____________________________

                              Title:__________________________


                              Comerica Bank-California

                              By:_____________________________

                              Title:__________________________

                                   EXHIBIT A
                                   ---------


                       COLLATERAL DESCRIPTION ATTACHMENT
                         TO LOAN AND SECURITY AGREEMENT

     The Collateral shall consist of all right, title and interest of Borrower in and to the following:

     (a) All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

     (b) All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing;

     (c) All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, income tax refunds, payments of insurance and rights to payment of any kind (provided that the foregoing shall not include technology and products jointly developed by Borrower and Applied Materials Technology or integrated into any products that Applied Materials Technology integrates into a product that it develops, sells or licenses to the extent that one or more agreements between Borrower and Applied Materials Technology prohibits a grant of a security interest therein);

     (d) All now existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing;

     (e) All documents, cash, deposit accounts, securities, securities accounts, security entitlements, financial assets, investment property, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Borrower's Books relating to the foregoing;

     (f) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

                                  EXHIBIT B-1

     The undersigned hereby certifies as follows:

     I, ________________________, am the duly elected and acting________________
of  THERMA-WAVE, INC.

     This Advance Request Form is delivered on behalf of Borrower to Comerica Bank-California, pursuant to that certain Loan and Security Agreement among the undersigned and other Borrower and Comerica Bank-California dated March 28, 2001 (the "Agreement"). The terms used herein which are defined in the Agreement have the same meaning herein as ascribed to them therein.

     Borrower hereby requests on __________________, 200_ an Advance (the "Advance") as follows:

     (a)  The date on which the Advance is to be made is ____________, 200_.

     (b) The amount of the Advance is to be ___________________ ($____________),
in the form of a Prime Rate Advance of $__________________; and/or a LIBOR Rate Advance of $____________ for an Interest Period of __________________ months.

     All representations and warranties of Borrower stated in the Agreement are true, correct and complete in all material respects as of the date of this request for an Advance; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

     IN WITNESS WHEREOF, this Advance Request Form is executed by the undersigned as of this _____ day of __________________, 200_.

                                    THERMA-WAVE, INC.

                                    By:_____________________________

                                    Title:__________________________

                                  EXHIBIT B-2

                 LIBOR RATE CONVERSION/CONTINUATION CERTIFICATE

     The undersigned hereby certifies as follows:

     I, _______________________________, am the duly elected and acting_________
___________________ of Therma-Wave, Inc. ("Borrower").

     This certificate is delivered on behalf of Borrower to Bank, pursuant to
Section 2 of that certain Loan and Security Agreement among the undersigned and other Borrower and Bank (the "Agreement"). The terms used in this LIBOR Rate Conversion/Continuation Certificate which are defined in the Agreement have the same meaning herein as ascribed to them therein.

     Borrower hereby requests on ______________, 200_ a LIBOR Rate Advance (the "Advance") as follows:

     (a) (i) A rate conversion of an existing Prime Rate Advance from a Prime Rate Advance to a LIBOR Rate Advance; or

          (ii) A continuation of an existing LIBOR Rate Advance as a LIBOR Rate Advance.

                           [Check (i) or (ii) above]

     (b) The date on which the Advance is to be made is _____________________, 200_.

     (c)  The amount of the Advance is to be ___________________ ($___________),
for an Interest Period of ____________ month(s).

     All representations and warranties of Borrower stated in the Agreement are true, correct and complete in all material respects as of the date of this request for a loan; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

     IN WITNESS WHEREOF, this LIBOR Rate Conversion/Continuation Certificate is executed by the undersigned as of this _____________ day of______________, 200_.

                         Therma-Wave, Inc.

                         By:______________________________

                         Title:___________________________


     For Internal Bank Use Only

--------------------------------------------------------------------------------
LIBOR Pricing Date     LIBOR Rate       LIBOR Rate Variance      Maturity Date
--------------------------------------------------------------------------------
                                                   ____%

--------------------------------------------------------------------------------

                                   EXHIBIT C
                            COMPLIANCE CERTIFICATE

TO:       COMERICA BANK-CALIFORNIA
FROM:     THERMA-WAVE, INC.

   The undersigned authorized officer of THERMA-WAVE, INC. hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the "Agreement"), (i) Borrower is in complete compliance for the period ending _________________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes. All days and periods specified relate to fiscal period end

   Please indicate compliance status by circling Yes/No under "Complies" column.

     Reporting Covenant        Required                               Complies
     ------------------        --------                               --------

     10Q Report                Quarterly within 45 days               Yes     No

     Annual (CPA Audited)      FYE within 90 days (consolidated and   Yes     No
                               consolidating)
     10-K Report               FYE within 90 days                     Yes     No

     A/P and A/R Agings        Quarterly within 25 days               Yes     No

     BBC, A/P and A/R Agings   Monthly within 15 days (when Credit    Yes     No
                               Extensions * $7,500,000)

* Denotes more than

     Financial Covenant                          Required                Actual                Complies
     ------------------                          --------                ------                --------
     Maintain on a Quarterly Basis:
     -----------------------------
     Minimum Quick Ratio                         1.50:1.00               ____:1.00             Yes  No

     Maximum Debt-TNW                            1.00:1.00               ____:1.00             Yes  No

     Minimum Tangible Net Worth                  $100,000,000*           $___________          Yes  No

     Minimum Domestic Assets                     80%                     ____%                 Yes  No

     Maximum Capital Expenditures                $ 20,000,000            $___________          Yes  No

   Borrower shall maintain, as of the last day of each fiscal quarter, a Tangible Net Worth of not less than One Hundred Million Dollars ($100,000,000) plus fifty percent (50%) of net profit after taxes for each quarter after 9/30/00 plus eighty percent (80%) of the proceeds received 9/30/00 from the sale or issuance by Borrower of its equity or Subordinated Debt securities.

                                       ----------------------------------------
   Comments Regarding Exceptions:                 Lender USE ONLY
   See Attached.

                                       ----------------------------------------
Sincerely,
___________________                      Received By:____________________
SIGNATURE                                Date:________________
___________________                      Reviewed By:____________________
TITLE                                    Compliance Status: Yes / No
___________________                    ----------------------------------------
DATE

                                   EXHIBIT D
                          BORROWING BASE CERTIFICATE
                (Due when Credit Extensions exceed $7,500,000)


--------------------------------------------------------------------------------
Borrower: THERMA-WAVE, INC.                     Lender: Comerica Bank-California

Commitment Amount: $10,000,000
--------------------------------------------------------------------------------

ACCOUNTS RECEIVABLE
     1.   Accounts Receivable Book Value as of ___                                                                $___________
     2.   Additions (please explain on reverse)                                                                   $___________
     3.   TOTAL ACCOUNTS RECEIVABLE                                                                               $___________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
     4.   Amounts over 90 days due                                                                $___________
     5.   Retained portion Acceptance Accounts over 180 days from original                        $___________
     invoice date
     6.   Balance of 25% over 90 day accounts                                                     $___________
     7.   Concentration Limits
     8.   Foreign Accounts                                                                        $___________
     9.   Governmental Accounts                                                                   $___________
     10.  Contra Accounts                                                                         $___________
     11.  Demo Accounts                                                                           $___________
     12.  Intercompany/Employee Accounts                                                          $___________
     13.  Other (please explain on reverse)                                                       $___________
     14.  TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS                                                                    $___________
     15.  Eligible Accounts (#3 minus #13)                                                                        $___________
     16.  LOAN VALUE OF ACCOUNTS (80% of #14)                                                                     $___________

BALANCES
     17.  Maximum Loan Amount                                                                                     $___________
     18.  Total Funds Available [Lesser of #16 or #15]                                                            $___________
     19.  Present balance owing on Line of Credit                                                                 $___________
     20.  Outstanding under Sublimits (_______________)                                                           $___________
     21.  RESERVE POSITION (#17 minus #18 and #19)                                                                $___________

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Comerica Bank-California.

THERMA-WAVE, INC,

By:________________________________
    Authorized Signer

                                   EXHIBIT E

                        AGREEMENT TO PROVIDE INSURANCE

TO:     COMERICA BANK-CALIFORNIA                            Date: March 28, 2001

Borrower: THERMA-WAVE, INC.

     In consideration of a loan in the amount of $10,000,000, secured by all tangible personal property including inventory and equipment.

     I/We agree to obtain adequate insurance coverage to remain in force during the term of the loan.

     I/We also agree to advise the below named agent to add Comerica Bank-California as lender's loss payable on the new or existing insurance policy, and to furnish Bank at above address with a copy of said policy/endorsements and any subsequent renewal policies.

     I/We understand that the policy must contain:

     1.   Fire and extended coverage in an amount sufficient to cover:

          (a)  The amount of the loan, OR

          (b)  All existing encumbrances, whichever is greater,

     But not in excess of the replacement value of the improvements on the real property.

     2. Lender's "Loss Payable" Endorsement Form 438 BFU in favor of Comerica Bank-California, or any other form acceptable to Bank.

INSURANCE INFORMATION
Insurance Co./Agent: _____________________    Telephone No.: _________________

Agent's Address:

_______________________
_______________________
_______________________

                         Signature of Obligor: _____________________________

                         Signature of Obligor: _____________________________


________________________________________________________________________________


------------------------------------------------------------
                     FOR BANK USE ONLY

INSURANCE VERIFICATION: Date: _____________________________

Person Spoken to: _________________________________________

Policy Number: ____________________________________________

Effective From: ______________  To: _______________________

Verified by: ______________________________________________

------------------------------------------------------------

                            SCHEDULE OF EXCEPTIONS
                            ----------------------

Permitted Indebtedness (Section 1.1)
----------------------


Permitted Investments (Section 1.1)
---------------------


Permitted Liens (Section 1.1)
---------------

Security interest in specified deposit or money market accounts in favor of Bankers Trust to secure Letter of Credit obligations not to exceed $3,500,000.

Prior Names (Section 5.7)
-----------


Intellectual Property (Section 5.6)
---------------------

[KLA Litigation]
Litigation (Section 5.8)
----------

                        CORPORATE RESOLUTIONS TO BORROW

Borrower: THERMA-WAVE, INC.

     I, the undersigned Secretary or Assistant Secretary of THERMA-WAVE, INC. (the "Corporation"), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Delaware.

     I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Restated Certificate of Incorporation, as amended and the Restated Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

     I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions were adopted.

     BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES                    POSITIONS            ACTUAL SIGNATURES

__________________       _______________      _____________________

__________________       _______________      _____________________

__________________       _______________      _____________________

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

     Borrow Money. To borrow from time to time from Comerica Bank-California ("Bank"), on such terms as may be agreed upon between the officers, employees, or agents and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation, including such sums as are specified in that certain Loan and Security Agreement dated as of March 28, 2001 (the "Loan Agreement").

     Execute Loan Agreement. To execute and deliver to Bank the Loan Agreement and any other agreement entered into between Borrower and Bank in connection with the Loan Agreement, all as amended or extended from time to time (collectively, with the Loan Agreement, the "Loan Documents"), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

     Grant Security. To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation's Obligations, as described in the Loan Documents.

     Negotiate Items. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

     Letters of Credit; Foreign Exchange. To execute letters of credit applications, foreign exchange agreements and other related documents pertaining to Bank's issuance of letters of credit and foreign exchange contracts.

     Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

     BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of the Corporation's agreements or commitments in effect at the time notice is given.

     I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

     IN WITNESS WHEREOF, I have hereunto set my hand on March __, 2001 and attest that the signatures set opposite the names listed above are their genuine signatures.

                              CERTIFIED TO AND ATTESTED BY:

                              X_________________________________________